EXHIBIT 21.1
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                  SUBSIDIARIES OF THE COMPANY


Sun World International, Inc.
Pacific Real Estate, Inc.
Cadiz Valley Development Corporation
Rancho Cadiz Mutual Water Company
Southwest Fruit Growers, LP
Pacific Packing, Inc.
PSWRI Limited